EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS 2015 FIRST QUARTER RESULTS

HOUSTON, TX – May 11, 2015 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Financial Results Compared to First Quarter 2014:
•	Revenues were $117.7 million compared to $134.5 million;
•	Gross margin was (5.8%) of revenues compared to gross margin of 5.8%;
•	General and administrative expenses as a percentage of revenues were 9.9% compared to 6.3%;
•	Operating loss was $16.7 million compared to operating income of $0.4 million;
•	Net loss attributable to Sterling common stockholders was $17.0 million compared to a net income of $0.2 million; and,
•	Net loss per diluted share attributable to common stockholders was $0.90 compared to a net earnings per diluted share attributable to common stockholders of $0.01.

First Quarter 2015 Backlog Highlights:
•	Total backlog at March 31, 2015 was $745 million, down 2.5% since December 31, 2014 and down 6.8% from the backlog at March 31, 2014;
•	Total backlog at March 31, 2015 excluded $58 million of projects where the Company was the apparent low bidder but had not yet been awarded the contract; and,
•	We estimate that the average gross margin of our projects in backlog is in the low 6% range.

Business Overview
Revenues for the first quarter of 2015 were 12.5% lower than the prior year period, primarily due to downward revisions of the estimated percent-complete of certain projects in the first quarter of 2015, particularly in Texas, as well as the completion of certain large projects in Texas which were ongoing in the first quarter of 2014. The decrease in project revenue in Texas, excluding the downward percent-complete revisions related to certain projects in Texas, was largely offset by an increase in the number of projects currently under construction in California.

Gross loss in the first quarter of ($6.8) million represented a gross margin of (5.8%) reflecting downward percent-complete revisions made to certain projects in the first quarter of 2015, largely related to construction projects in Texas, primarily as a result of updated labor rates due to the intense competition for craft labor in Texas, increased costs due to rework of certain project phases caused by defective material purchased from a supplier, unapproved change orders that after negotiations with our customers during the quarter, are now considered uncollectable, along with unseasonably heavy rainfall in Texas which caused declines in productivity and unanticipated delays.

General and administrative expenses of $11.6 million in the first quarter represented 9.9% of revenues, compared to $8.5 million, or 6.3% of revenues in the first quarter of 2014. This increase is primarily related to approximately $2.4 million of non-recurring employee severance costs recognized in the first quarter of 2015.

For the first quarter of 2015, capital expenditures were $1.2 million, compared with $2.3 million in the first quarter of 2014. The year-over-year decrease reflects efforts to optimize utilization of the existing equipment fleet while supplementing leased equipment during seasonal peak operating time. Capital expenditures for 2015 are expected to be much lower than 2014 levels.

Financial Position at March 31, 2015:
•	Working capital totaled $37.1 million, including $17.2 million of cash and cash equivalents and there was $1.2 million of availability on the Company’s credit facility;
•	The Company had borrowings of $30.8 million and $3.0 million of Letters of Credit on its credit facility;
•	Tangible net worth of $69.6 million;
•
The Company is in the process of replacing its existing credit agreement with a new credit facility with less restrictive covenants through a new lender.  The new credit facility is expected to be in place by the end of May 2015. If the Company does not replace the existing credit facility with other long-term financing as anticipated, it would likely be in non-compliance with the tangible net worth covenant of its existing agreement, which will be measured based on financial results as of April 30, 2015.

CEO Remarks
Paul J. Varello, Sterling’s CEO, commented, “Our first quarter results reflect the measures we took to create a stable operational and financial foundation upon which to return our Company to profitability and growth.  In addition to changes within our senior management team and the related non-recurring severance costs associated with those changes, we conducted a thorough review of all of our projects and did a full re-estimation of the majority of them, including more than 60 jobs in Texas. As a result, we recognized revisions of estimated revenue and cost during the quarter. With this process largely complete, we can move forward with a focus on the timely completion of these jobs, and the pursuit of new project opportunities where we have a high level of confidence in our ability to execute profitably.”

Mr. Varello continued, “As CEO of Sterling for the past three months, I have learned a great deal about our business and our ability to deliver consistent financial performance and return value to shareholders.  With our recent leadership changes, added project management personnel, increased utilization of technology systems, and the implementation of more rigorous bidding standards, we expect to deliver improved results as the year progresses.”

Mr. Varello concluded, “Looking ahead to the balance of 2015, we expect to return to profitability by the third quarter of this year. Our backlog remains strong and we are seeing an attractive pipeline of opportunities, as evidenced by a recent California water infrastructure award we announced and more than $9.4 billion of new lettings by the Texas Department of Transportation for 2015.  With our more stringent procedures for bidding jobs and managing projects we believe that we can deliver profitable results on a consistent basis.  As of March 31, 2015, the average gross margin of our projects in backlog was in the low 6% range. We believe that our financial performance will improve in the coming quarters by bidding more selectively, managing projects more effectively and aggressively pursuing change orders and claims. Excluding non-recurring expenses in the first quarter, our 2015 SG&A run-rate is expected to be reduced to 5.5% of sales as a result of our recent cost cutting efforts. Capital expenditures should be well below those of 2014 since our current construction equipment fleet provides us with adequate capacity to execute on our backlog and support future growth. Finally, we have selected a new lender to replace our existing credit facility and we look forward to sharing more details by the end of this month.”

Conference Call
Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 11:00 am ET/10:00 am CT, today, Monday, May 11, 2015.  Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Thomas R. Wright, EVP & Chief Financial Officer 281-214-0800	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues	$117,682	$134,538
Cost of revenues	(124,518)	(126,669)
Gross (loss) profit	(6,836)	7,869
General and administrative expenses	(11,603)	(8,484)
Other operating income, net	1,761	1,056
Operating (loss) income	(16,678)	441
Interest income	363	358
Interest expense	(382)	(319)
(Loss) income before income taxes and earnings attributable to noncontrolling owners’ interests	(16,697)	480
Income tax expense	(3)	--
Net (loss) income	(16,700)	480
Noncontrolling owners’ interests in earnings of subsidiaries	(292)	(275)
Net (loss) income attributable to Sterling common stockholders	$(16,992)	$205

Net (loss) earnings per share attributable to Sterling common stockholders:
Basic	$(0.90)	$0.01
Diluted	$(0.90)	$0.01

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	18,901,739	16,667,939
Diluted	18,901,739	16,855,173

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31, 2015	December 31, 2014
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$17,196	$22,843
Contracts receivable, including retainage	94,608	78,896
Costs and estimated earnings in excess of billings on uncompleted contracts	25,827	33,403
Inventories	5,515	7,401
Receivables from and equity in construction joint ventures	9,698	9,153
Other current assets	4,451	5,278
Total current assets	157,295	156,974
Property and equipment, net	82,541	87,098
Goodwill	54,820	54,820
Other assets, net	6,345	7,559
Total assets	$301,001	$306,451
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$71,462	$66,792
Billings in excess of costs and estimated earnings on uncompleted contracts	34,359	25,649
Current maturities of long-term debt	966	965
Income taxes payable	--	1,868
Accrued compensation	8,728	5,169
Other current liabilities	4,727	4,207
Total current liabilities	120,242	104,650
Long-term liabilities:
Long-term debt, net of current maturities	33,477	37,021
Member’s interest subject to mandatory redemption and undistributed earnings	22,200	22,879
Other long-term liabilities	616	753
Total long-term liabilities	56,293	60,653
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 28,000,000 shares authorized, 18,894,183 and 18,802,679 shares issued	189	188
Additional paid in capital	205,672	205,697
Retained deficit	(89,090)	(72,098)
Accumulated other comprehensive loss	(59)	(101)
Total Sterling common stockholders’ equity	116,712	133,686
Noncontrolling interests	7,754	7,462
Total equity	124,466	141,148
Total liabilities and equity	$301,001	$306,451